EXHIBIT 10.13

REVOLVING CREDIT AND SECURITY AGREEMENT

among

COMPASS CONCIERGE SPV I, LLC,

as Borrower,

COMPASS CONCIERGE, LLC,

as Seller,

BARCLAYS BANK PLC,

as Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

Dated as of July 31, 2020

i

SCHEDULES

Schedule 1	Commitments and Percentages
Schedule 2	[Reserved]
Schedule 3	Notice Information
Schedule 4	Borrower Account Details

APPENDIX A

Appendix A	Definitions

EXHIBITS

Exhibit A	Form of Request for Advance (with attached form of Borrowing Base Certificate)
Exhibit B	Form of Notice of Prepayment
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Concierge Capital Underwriting Policy
Exhibit E-1-4	Forms of U.S. Tax Compliance Certificates
Exhibit F	Form of Closing Date Certificate
Exhibit G	Form of Solvency Certificate

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among Compass Concierge SPV I, LLC, as Borrower (the “Borrower”), Compass Concierge, LLC, as Seller (the “Seller”), Barclays Bank PLC, as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and each of the Lenders from time to time party hereto.

RECITALS

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement (the “Facility”); and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings assigned to them in Appendix A to this Agreement.

Section 1.02 Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) (h) any use of the term “knowledge” or “actual knowledge” in this Agreement or any other Facility Document shall mean actual knowledge by a Responsible Officer of such party and (x) each reference to time without further specification shall mean New York, New York time.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

Section 1.04 Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to any payments on any other assets included in the Collateral, with respect to the sale of and purchase of Receivables, and with respect to the income that can be earned on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(b) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Receivable include references to the Borrower’s acquisition of such Receivable by way of a sale and/or contribution from the Seller.

(c) For the purposes of calculating Excess Concentration Amounts all calculations will be rounded to the nearest 0.01%.

(d) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender with a Commitment agrees to make Advances hereunder to the Borrower from time to time on any Business Day during the period from the Closing Date until the Amortization Date, on a pro rata basis, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding an amount such that the aggregate Advances do not exceed the Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05. Each Lender’s obligations under this Section are several and the failure of any Lender to make available its share of any requested Advance amount on a Borrowing Date shall not relieve any other Lender of its obligations hereunder. No Lender shall be obligated to fund any portion of any Advance which would cause the aggregate principal amount of its Advances to exceed its Commitment. The Commitments of each Lender are set forth on Schedule 1. No portion of any Advance shall be funded or held with “plan assets” (within the meaning of the Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA).

Section 2.02 Making of the Advances.

(a) Advance Request.

(i) If the Borrower desires to make a Borrowing under this Agreement, the Borrower shall provide the Administrative Agent, not later than 12:00 p.m. (New York City time) two (2) Business Days prior to the proposed Borrowing Date, a written request for an advance substantially in the form of Exhibit A hereto (a “Request for Advance”) which Request for Advance shall be irrevocable and effective upon receipt, together with a final Borrowing Base Certificate demonstrating compliance with the Borrowing Base Test, and the related Data File with respect to the requested Borrowing. A Request for Advance received after 12:00 p.m. (New York City time) shall be deemed received on the following Business Day.

(ii) The proposed Borrowing Date specified in each Request for Advance shall be a Business Day falling prior to the Amortization Date, and the amount of the Borrowing requested in such Request for Advance (the “Requested Amount”) shall be equal to at least $500,000 (or, if less, the remaining unfunded Commitments hereunder).

(iii) Promptly following receipt of a Request for Advance in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance to be made as part of the requested Borrowing. Each Request for Advance shall be dated the date the request for the related Borrowing is being made, and signed by a Responsible Officer of the Borrower. By submitting a Request for Advance, the Borrower shall be deemed to have represented and warranted to the Administrative Agent and the Lenders that, immediately after giving effect to the proposed Borrowing on the related Borrowing Date, each of the conditions precedent set forth in Section 3.02 have been satisfied.

(iv) No more than two (2) Requests for Advance may be made in any calendar week.

(b) Funding by Lenders. Each Lender, in respect of Advances, shall make its Percentage of the applicable Requested Amount available on each Borrowing Date by wire transfer of immediately available funds by 5:00 p.m. (New York City time) to the account designated by the Borrower on the related Request for Advance. Notwithstanding the foregoing, with respect to any Facility Group, each Conduit Lender without a Commitment in such Facility Group may, in its sole discretion, make available to the Borrower the Percentage of the applicable Requested Amount allocable to such Conduit Lender’s Facility Group. If a Conduit Lender (other than a Conduit Lender with a Commitment) elects not to fund its Facility Group’s Percentage of the Requested Amount, such Conduit Lender’s related Lenders with Commitments shall, upon satisfaction of the applicable conditions set forth in this Agreement, make available to the Borrower, their respective Percentages of the Requested Amount.

(c) [Reserved].

(d) Indemnification. Upon submission, each Request for Advance shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of a Conduit Lender, through the applicable Program Support Agreement) as a result of any failure by the Borrower to complete such Advance, including any loss or expense incurred by such Lender or such Lender’s conduit administrator, either directly or indirectly (including, in the case of a Conduit Lender, pursuant to the applicable Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Program Support Provider(s)) (including funds obtained by issuing CP or promissory notes or obtaining deposits or loans from third parties) in order to fund such Advance.

(e) Delayed Funding. If the Borrower delivers a request for an Advance pursuant to Section 2.02, then the Lenders may, not later than 4:00 p.m., New York City time on the date that is one (1) Business Day prior to the proposed Borrowing Date, deliver a written notice (a “Delayed Funding Notice”, and the date of such delivery, the “Delayed Funding Notice Date”) to the Borrower of its intention to fund the Advance (such amount, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or before the thirty-fifth (35th) day following the date of such request for an Advance (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Borrowing Date; provided, however, that if Borrower receives a Delayed Funding Notice, the Borrower may revoke the related request for Advance by providing written notice thereof to the Administrative Agent. A Lender that delivers a Delayed Funding Notice with respect to any Borrowing Date shall be referred to herein as a “Delaying Lender” with respect to such Borrowing Date. If the conditions to any Advance described in Section 3.02 are satisfied on the requested Borrowing Date, there shall be no conditions to the Lenders’ obligation to fund the requested amount on the related Delayed Funding Date. On each Delayed Funding Date, the Delaying Lender shall fund an aggregate amount equal to the Delayed Amount for such Delayed Funding Date. No Unused Fee shall accrue on the Delayed Amount of such Delaying Lender’s Commitment. Each Lender agrees that, to the extent it is a Delaying Lender, such Lender will agree not to adversely select this transaction for delayed funding with respect to an Advance as compared to other similar transactions requesting advances at such time.

Section 2.03 Evidence of Indebtedness.

(a) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

Section 2.04 Payment of Principal and Interest. The Borrower shall pay principal and Interest on the Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The interest rates applicable to the Advances shall be determined by the Administrative Agent in accordance with the applicable provisions hereof, and such determination shall be conclusive absent manifest error.

(c) Accrued Interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment shall be payable following such prepayment on the applicable Payment Date in accordance with the Priority of Payments for the Collection Period in which such prepayment occurred.

(d) Subject in all cases to Section 2.04(e), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.12), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) No recourse shall be had against any officer, director, employee, shareholder, owner, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable by the Borrower under this Agreement.

Section 2.05 Prepayment of Advances.

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium but subject to payment of all amounts due pursuant to Section 2.04(c), as follows: the Borrower shall have delivered to the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit B hereto by no later than 12:00 p.m. (New York City time) on the second Business Day immediately prior to the day of such prepayment (or such notice may be delivered at a later time or date as the Administrative Agent may agree in its sole discretion). Any Notice of Prepayment received by the Administrative Agent after 12:00 p.m. (New York City time) shall be deemed received on the next Business Day. Upon receipt of such Notice of Prepayment, the Administrative Agent shall promptly notify each Lender. Each such Notice of Prepayment shall be irrevocable and effective upon the date received and shall be dated the date such notice is given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 3:00 p.m. (New York City time) to the account of the Administrative Agent, for the account of the Lenders, as directed by the Administrative Agent.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower and the Seller shall provide, in each Monthly Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments. Additionally, if on any day during the Revolving Period the Borrowing Base Test shall not be satisfied, the Borrower shall either (i) prepay the Advances in an amount sufficient to satisfy the Borrowing Base Test by withdrawing funds on deposit in the Collection Account or (ii) identify and pledge, in accordance with the terms of Section 7.01 of this Agreement, additional Eligible Receivables with respect to which the Excess Concentration Amounts are satisfied as of such date in an amount sufficient to satisfy the Borrowing Base Test, in each case, within two (2) Business Days of either (1) a Responsible Officer of the Borrower or the Seller obtaining actual knowledge thereof or (2) receipt of written notice by the Borrower or the Seller (which may be by email) of such condition from the Administrative Agent; provided, however, that solely for purposes of this Section 2.05(b), for purposes of determining whether or not the Borrower is required to make a mandatory prepayment pursuant to this Section 2.05(b), the aggregate amount of cash on deposit in the Collection Account less any amounts that are estimated in good faith to be payable pursuant to Section 9.01(a)(i) through (iii) on the next Payment Date shall be deducted from the Advances in clause (a) for the calculation of the Borrowing Base Test.

(c) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Section 2.04(c) and applied to the Advances in accordance with the Lenders’ respective Percentages.

(d) Interest on Prepaid Advances. If requested by the Administrative Agent, the Borrower shall pay all accrued and unpaid Interest on Advances prepaid on the date of such prepayment, subject to the availability of funds to the Borrower for the payment of any such amounts.

Section 2.06 Changes of Commitments.

(a) Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the Amortization Date.

(b) Optional Reductions. Prior to the Amortization Date, the Borrower shall have the right to terminate or reduce the unused amount of the Commitment Amount at any time or from time to time without any fee or penalty upon not less than five (5) Business Days’ prior notice to the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Commitment Amount shall be equal to at least $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Commitment Amount below the aggregate principal amount of Advances outstanding at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender. Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Borrower shall have the right to immediately terminate the unused amount of the Commitment Amount.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated unless by mutual consent. Each reduction of the Commitment Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08 Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, the Administrative Agent shall not be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09 Increased Costs.

(a) Except with respect to (i) items included in the definition of Taxes under Section 11.03, (ii) items (B) through (D) of the items expressly excluded from the definition of Taxes in Section 11.03, (iii) Other Taxes and (iv) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits taxes, if (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the date hereof, or (ii) the compliance with any guideline or directive of general application or request from any central bank or other Governmental Authority after the date hereof (a “Regulatory Change”):

(A) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest on the Advances), special deposit or similar requirement against assets of any Affected Person, deposits or obligations with or for the account of any Affected Person or credit extended by any Affected Person;

(B) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Person;

(C) shall impose any other condition affecting any Advance owned or funded in whole or in part by any Affected Person, or its obligations or rights, if any, to make Advances or to provide funding therefor; or

(D) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be:

(b) to increase the cost to such Affected Person funding or making or maintaining any Advance, or any purchases reinvestments or loans or other extensions of credit under any Program Support Agreement or any Facility Document; or

(c) to reduce the amount of any sum received or receivable by an Affected Person under this Agreement or under any Program Support Agreement;

then, commencing on the first Payment Date after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), the Borrower shall pay directly to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional or increased cost or such reduction in accordance with the Priority of Payments from funds available for such purpose; provided, that, in each case, such Affected Person has requested, or is planning to request, such payments from similar facilities. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act (“Dodd Frank Act”); (ii) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (iii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including any publications addressing the liquidity coverage ratio or the supplementary leverage ratio promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision; or (iv) any implementing laws, rules, regulations or directives from any Governmental Authority relating to the Dodd Frank Act, Basel II or Basel III, and in each case all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Persons as of the Closing Date, regardless of the date enacted, adopted or issued, and such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or liquidity or reduced return in accordance with the Priority of Payments.

The Borrower acknowledges that this Section 2.09 permits the Affected Person to institute measures in anticipation of a Regulatory Change (including the imposition of internal charges on the Affected Person’s interests or obligations under this Agreement), and allows the Affected Person to commence allocating charges to or seeking compensation from the Borrower under this Section 2.09 in connection with such measures (such amounts being referred to as “Early Adoption Increased Costs”), in advance of the effective date of such Regulatory Change, and the Borrower agrees to pay such Early Adoption Increased Costs to the Affected Person following demand therefor without regard to whether such effective date has occurred in accordance with the Priority of Payments from funds available for such purpose; provided, that (i) the related Lender shall provide thirty (30) days prior written notice to the Borrower of its intent to impose or incur any such charges or compensation and (ii) the related Affected Person shall not be compensated for any such amount pursuant to this paragraph relating to any period ending, and of which the related Affected Person has had knowledge, more than ninety (90) days prior to the date that the related Lender provided the Borrower the written notice contemplated by the preceding clause (i) of this paragraph.

If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(d) Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to reduce or eliminate any claim for compensation pursuant to this Section 2.09, including but not limited to designating a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.10 Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such obligations, all as though such payment had not been made; provided that interest shall not accrue on any such amount from and after the date of its original payment by the Borrower.

Section 2.11 Post-Default Interest. The Borrower shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments. Notwithstanding anything to the contrary set forth in this Agreement, the waiver of Interest paid at the Post-Default Rate shall only require the consent of the Majority Lenders.

Section 2.12 Payments Generally.

(a) Except as otherwise provided under Section 11.04, all amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower to such Person, in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide wire instructions to the Borrower and the Administrative Agent no later than three (3) Business Days prior to the effective date of any such change in wire instructions. Payments must be received by the applicable recipient on or prior to 2:00 p.m. (New York City time) on a Business Day; provided that, payments received after 2:00 p.m. (New York City time) on a Business Day will be deemed to have been paid on the next following Business Day.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by a Lender or the Administrative Agent under this Agreement shall be conclusive absent manifest error.

Section 2.13 Extension of the Scheduled Revolving Period Termination Date. A Responsible Officer of the Borrower may make a request to the Administrative Agent and the Lenders, upon written notice, to extend the Scheduled Revolving Period Termination Date for an additional period agreeable to the Administrative Agent and the Lenders in their sole discretion. No later than thirty (30) days from the date on which the Administrative Agent and the Lenders shall have received any such notice from a Responsible Officer of the Borrower pursuant to the preceding sentence, the Administrative Agent and the Lenders shall notify the Borrower of the initial consent or non-consent of the Administrative Agent and the Lenders to such extension request, which consent shall be given at the sole and absolute discretion of the Administrative Agent and each Lender. If the Administrative Agent and the Lenders shall have consented to such extension request, the Administrative Agent and the Lenders shall deliver to the Borrower written notice of the Administrative Agent’s and the Lenders’ election to extend the Scheduled Revolving Period Termination Date. The consent of the Administrative Agent and the Lenders shall be subject to the preparation, execution and delivery of any required legal documentation in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion. Failure of the Administrative Agent and the Lenders to respond to a request for extension of the Scheduled Revolving Period Termination Date shall constitute denial of such extension and, as a result, the current Scheduled Revolving Period Termination Date will continue to be applicable. The Administrative Agent, the Lenders and the Borrower may also agree to extend the Scheduled Revolving Period Termination Date at any other time in their respective sole discretion. As part of any extension of the Scheduled Revolving Period Termination Date, the Final Maturity Date shall also be extended by an equal period of time unless otherwise agreed by the Administrative Agent, the Lenders and the Borrower.

Section 2.14 Replacement of Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 or 11.03, (ii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Majority Lenders or (iii) a Lender is a Defaulting Lender (each such Lender, or each Lender related to such Affected Person, described in the foregoing clauses (i), (ii) and (iii), a “Potential Terminated Lender”) the Borrower, at their sole expense and effort in connection with any replacement of a Potential Terminated Lender made in reliance on clause (ii) above, shall be permitted, upon no less than ten (10) days’ written notice to the Administrative Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or 11.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 11.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A) such Potential Terminated Lender shall have received payment of the lesser of (i) an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents or (ii) such other agreed-upon amount, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or 11.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C) such assignment does not conflict with Applicable Laws; and

(D) in the case of an assignment based on clause (ii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b) Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Potential Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Potential Terminated Lender shall be terminated in all respects.

(c) No Lender shall be required to make any assignment or delegation pursuant to Section 2.14(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(c).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnities or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Lenders other than the Defaulting Lender on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their Percentages of the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post-cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Notwithstanding any other provision of this Agreement or the other Facility Documents to the contrary, for so long as a Lender is a Defaulting Lender (such period of time, a “Default Period”), such Defaulting Lender shall not be entitled to receive any applicable unused commitment fees accruing to it during such Default Period under this Agreement or any other Facility Document (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender shall purchase such portions of the outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their respective Percentages of the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) The Borrower may terminate the unused amount of the Commitment of any Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.16 Interest Rates; LIBOR Notification. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.17 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.17, of any change to the reference rate upon which the interest rate an Advance using the applicable LIBOR Rate is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any such alternative, successor or replacement rate implemented pursuant to Section 2.17, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 2.17 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Accrual Period for an Advance using the applicable LIBOR Rate:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate or the LIBOR Base Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for U.S. dollars for such Interest Accrual Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Majority Lenders that the LIBOR Rate or the LIBOR Base Rate, as applicable, for such Interest Accrual Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances (or its Advance) included in the Advances made using the applicable LIBOR Rate for such Interest Accrual Period;

then the Administrative Agent shall give notice thereof to the Seller (on behalf of the Borrower) and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter. Thereafter, the obligation of the Lenders to make or maintain an Advance using the applicable LIBOR Rate shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for an Advance, or failing that, Advances made using the applicable LIBOR Rate shall be treated as Advances made using the applicable Base Rate in the amount specified therein.

(b) Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Base Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from the Lenders comprising the Majority Lenders and such amendment is agreed to by the Borrower; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBOR Base Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance, or failing that, the Advances made using the applicable LIBOR Rate shall be treated as Advances made using the applicable Base Rate in the amounts specified therein.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advance. The effectiveness of this Agreement and of the obligation of each Lender hereunder to make its initial Advance hereunder shall be subject to the satisfaction or waiver by the Administrative Agent of the following conditions precedent on or prior to the Closing Date:

(a) each of the Facility Documents and the Performance Guaranty duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower, the Parent, the Seller and the Servicer as in effect on the Closing Date and, to the extent applicable, (x) certified within forty-five (45) days of the Closing Date by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Closing Date, in each case, as being in full force and effect without modification or amendment, (ii) signature and incumbency certificates of the officers of such Person executing the Facility Documents to which it is a party, (iii) resolutions of the board of directors or similar governing body of each of the Borrower, the Parent, the Seller and the Servicer approving and authorizing the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of each of the Borrower’s, the Parent’s, the Seller’s and the Servicer’s jurisdiction of incorporation, organization or formation and, with respect to the Borrower, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business except where such failure to be qualified would not reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the Closing Date;

(c) each of the Borrower, the Seller and the Servicer shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Facility Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent other than those consents or approvals that failure of which to obtain would not reasonably be expected to have a Material Adverse Effect;

(d) the Borrower and the Seller shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, in each case, dated as of the Closing Date;

(e) the Administrative Agent shall have received a Solvency Certificate from each of the Borrower and the Seller, in each case, dated as of the Closing Date;

(f) financing statements, to be filed on the Closing Date, under the UCC in each jurisdiction necessary to perfect the security interest of the Administrative Agent in the Collateral, as contemplated by this Agreement;

(g) copies of financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any transferor;

(h) legal opinions (addressed to each of the Secured Parties) of one or more firms of counsel to the Borrower, the Parent and the Seller and an in-house legal opinion of the Servicer, in each case, covering such matters as the Administrative Agent and its counsel shall reasonably request including, but not limited to, opinions regarding substantive non-consolidation, true sale, enforceability, covered fund matters under the Volcker Rule, no conflicts and perfection;

(i) evidence reasonably satisfactory to it that all of the Borrower Accounts shall have been established;

(j) evidence that (x) all fees to be received by the Administrative Agent and each Lender on or prior to the date of the initial Advance pursuant to the Fee Letter; and (y) the accrued reasonable and documented out-of-pocket and third party fees and expenses of the Administrative Agent and the Lenders associated with the review, preparation, execution and delivery of the Facility Documents and the closing of the transactions contemplated hereby and thereby, including rating agency conduit affirmation fees to the extent attributable to this Agreement and the reasonable and documented fees and expenses of Katten Muchin Rosenman LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby, shall have been paid by the Borrower, in each case to the extent such fees and expenses were invoiced to the Borrower at least two (2) Business Days prior to such date; and

(k) the Administrative Agent shall not have become aware, since March 31, 2020, of any new information or other matters not previously disclosed to the Administrative Agent relating to the Borrower, the Parent, the Seller or the Servicer or the transactions contemplated herein that the Administrative Agent, in its reasonable judgment, deems inconsistent in a material and adverse manner with the information or other matters previously disclosed to the Administrative Agent relating to the Borrower, the Parent, the Seller and the Servicer; and

(l) the Administrative Agent shall have received certificates from the Servicer’s insurance broker, or other evidence satisfactory to it that all insurance required to be maintained under the Servicing Agreement, is in full force and effect, and the Administrative Agent shall have completed its review of the insurance coverage for the Servicer and the results of such review shall be satisfactory to the Administrative Agent.

Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the satisfaction or waiver by the Administrative Agent of the following conditions precedent:

(a) the Administrative Agent shall have received a Request for Advance with respect to such Advance (including the Borrowing Base Certificate attached thereto demonstrating compliance with the Borrowing Base Test) delivered in accordance with Sections 2.02(a)(i) and 2.02(a)(ii), respectively;

(b) immediately after the making of such Advance on the applicable Borrowing Date, the Borrowing Base Test is satisfied on a pro forma basis at such time (as demonstrated in the calculations attached to the applicable Request for Advance);

(c) each of the representations and warranties of the Borrower, the Seller, the Servicer and the Originator contained in this Agreement and the other Facility Documents shall be true and correct in all material respects (except for representations and warranties already expressly qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d) no Unmatured Event of Default, Event of Default or Early Amortization Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e) as of such Borrowing Date, the Administrative Agent shall have approved any changes to the Concierge Capital Underwriting Policy and the Accepted Servicing Policies in the manner prescribed in Section 5.01(h) of this Agreement;

(f) if such Borrowing Date is ninety (90) or more calendar days following the Closing Date, the Backup Servicer shall be performing all the backup servicing duties set forth on Schedule I to the Backup Servicing Agreement and (ii) the Backup Servicer shall have completed all required data mapping of the Servicer’s online systems, in each case, in a manner acceptable to the Administrative Agent in its reasonable discretion; and

(g) if such Advance is subsequent to the initial Advance, the Backup Servicer shall perform the verification duties agreed to among the Backup Servicer, the Borrower and the Administrative Agent with respect to any Receivables relating to such Borrowing (unless otherwise waived by the Borrower and the Administrative Agent); provided, that, (i) the Borrower and the Administrative Agent reserve the right to request the Backup Servicer perform the verification duties with respect to any Receivable pledged in connection with the initial Advance following the related Borrowing Date, (ii) such verification duties shall only be required for three Collection Periods unless otherwise mutually agreed upon between the Borrower and the Administrative Agent and (iii) for the avoidance of doubt, the Backup Servicer will only be required to provide such verification duties with respect to a Receivable and the related Loan once.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. The Borrower represents and warrants to each of the Secured Parties on the Closing Date, each Monthly Reporting Date and each Borrowing Date (and, in respect of clause (l) below, each date such information is provided by or on behalf of it), as follows:

(a) Due Organization. It (i) is duly organized or formed, validly existing and in good standing under the laws of the State of its organization and (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Facility Documents to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, including its grant of the Liens with regard to the Collateral. It does not operate or does not do business under any assumed, trade or fictitious name and has no other operations or business other than owning the Receivables and activities related thereto.

(b) Due Qualification and Good Standing. It is (i) in good standing in the State of Delaware and (ii) duly qualified to do business and, to the extent applicable, in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Borrower has all requisite power and authority to borrow hereunder.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene in any material respect (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a material breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a material conflict with, material breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Government Consents. The execution, delivery and performance by the Borrower of this Agreement and the other Facility Documents to which it is a party and the consummation of the transactions contemplated by the Facility Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any registrations, notices, consents or approvals the failure of which to send or obtain would not reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business, including business related to the obligations under the Facility Documents. Each of the Borrower and the Parent has preserved and kept in full force and effect its legal existence, its rights, privileges, qualifications and franchises. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with Sanctions, (y) the Borrower, or an Affiliate acting on behalf of the Borrower, has adopted internal controls and procedures reasonably designed to promote its continued compliance in all material respects with the applicable provisions of Sanctions and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) no direct investor in the Borrower is a Sanctioned Person.

(g) No Material Adverse Effect. To the Borrower’s knowledge, there is no event, fact, condition or circumstance which has resulted in a Material Adverse Effect.

(h) Litigation. The Borrower (i) is not a party to any material pending action, suit, proceeding or investigation related to the business of the Borrower, (ii) is not aware of any pending material action, suit, proceeding or investigation with respect the Borrower’s business or any material portion of the Collateral which, in either such case, the Borrower reasonably expects will be adversely determined and will result in a Material Adverse Effect, (iii) is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that would reasonably be expected to prevent or materially delay the consummation by the Borrower of the transactions contemplated herein, and (iv) has no existing material accrued and/or material unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor.

(i) Location. The Borrower’s registered office and the jurisdiction of organization of the Borrower is in the State of Delaware.

(j) Subsidiaries. The Borrower has no subsidiaries as of the Closing Date, and 100% of the outstanding Equity Interests in the Borrower are directly owned (both beneficially and of record) by the Seller.

(k) Investment Company Act; Volcker Rule. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act. The rights and obligations of the Administrative Agent and the Lenders under this Agreement and the other Facility Documents do not constitute an “ownership interest” under the Volcker Rule or cause the Lenders or the Administrative Agent to be a “sponsor” of the Borrower for purposes of the Volcker Rule.

(l) Information and Reports. Each Request for Advance and each Monthly Report (including the calculation of the Borrowing Base Test) and all other written information, reports, certificates and statements (other than projections and forward-looking statements), taken as a whole, furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified or updated; provided, however, that with respect to any projections or forward-looking statements furnished by or on behalf of the Borrower or the Seller, such projections and forward-looking statements were based on good faith estimates and assumptions that were believed by the Borrower or the Seller, as applicable, to be reasonable at the time delivered to the Administrative Agent; and provided, further, that such projections and forward-looking statements are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Borrower or the Seller, as applicable, no assurance can be given that any particular projection or forward-looking statements will be realized and actual results during the period or periods covered by the projections and forward-looking statements may differ from such projections and that the differences may be material.

(m) ERISA. The Borrower has no liability or obligation with respect to any Plan or Multiemployer Plan.

(n) Taxes. The Borrower has filed all income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable (taking into account extensions) on such returns, if any, or pursuant to any assessment by a valid taxing authority received by any such Person, except (i) for any taxes or assessments which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves have been established in accordance with GAAP and (ii) to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

(o) Tax Status. For U.S. Federal income tax purposes, assuming that the Advances constitute debt for such purposes, the Borrower (i) is disregarded as an entity separate from its owner and its owner is a United States Person as defined by Section 7701(a)(30) of the Code and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation.

(p) Collections. The Borrower has, or has caused the Servicer to, set up and maintain a process such that all Collections on the Receivables will transfer directly into the Collection Account within three (3) Business Days after receipt and clearance by the Servicer of such funds. The name and address of the Account Bank, together with the account number of the Collection Account and the Reserve Account at the Account Bank is listed on Schedule 4 hereto. The Borrower has no other deposit or securities accounts other than the ones listed on Schedule 4 and subject to Liens in favor of the Secured Parties. No Person, other than as contemplated by and subject to this Agreement, has been granted dominion and control for purposes of the UCC of the Collection Account or the Reserve Account, or the right to take dominion and control of the Collection Account or the Reserve Account at a future time or upon the occurrence of a future event; provided, however, that nothing herein shall be deemed to preclude the Borrower from granting the Servicer access to the Collection Account for so long as the Servicer is acting in such capacity hereunder for purposes consistent with the terms of this Agreement. The Borrower has not assigned or granted an interest in any rights it may have in the Collection Account or the Reserve Account to any Person other than the Administrative Agent.

(q) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(r) Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i) it owns and has legal and beneficial title to all Receivables and other Collateral free and clear of any Lien, claim or encumbrance of any person, other than Permitted Liens;

(ii) the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral (subject to Permitted Liens). The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder (or to the Borrower under the Purchase Agreement, which security interest has been collaterally assigned to the Administrative Agent)) or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii) the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), instruments (as defined in Section 9-102(a)(47) of the UCC), general intangibles (as defined in Section 9-102(a)(42) of the UCC), payment intangibles (as defined in Section 9-102(a)(61) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), certificated securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC), or in each case, the proceeds thereof or supporting obligations related thereto;

(iv) (a) all Borrower Accounts which are not the subject of a “Cash Sweep” designation under the terms of the Account Control Agreement will constitute “deposit accounts” under Section 9-102(a)(2) of the UCC, and (b) all Borrower Accounts which are the subject of a “Cash Sweep” designation under the terms of the Accounts Control Agreement will either constitute a “deposit account” under Section 9-102(a)(2) of the UCC and/or a “securities account” under Section 8-501(a) of the UCC;

(v) this Agreement creates a valid, continuing and, upon the filing of the financing statement referred to in clause (vi) and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(b)(35) of the UCC) in the Collateral in favor of the Administrative Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens (other than Permitted Liens), claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi) with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing);

(vii) each Receivable included in the calculation of the Borrowing Base as of any date is an Eligible Receivable as of such date; and

(viii) each Receivable constitutes an “eligible asset” under Rule 3a-7 promulgated under the Investment Company Act.

(s) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases the Receivables and the related Collateral, unless otherwise agreed to in writing by the Administrative Agent in its sole discretion. The Borrower has furnished to the Administrative Agent a true, correct and complete copy of the Purchase Agreement. The purchase of the Receivables by the Borrower under the Purchase Agreement is stated and intended to be a sale enforceable against creditors of the Seller; provided, however, that, notwithstanding the intent of such parties, if a court of competent jurisdiction holds that the transactions evidenced thereby constitute a loan and not a purchase and sale, the Purchase Agreement is deemed to be and is a security agreement under Applicable Law, and the conveyances provided for in such agreement shall be deemed to be a grant to the Borrower of a first priority security interest in and to all of the Seller’s right, title and interest, whether now existing or hereafter acquired, in, to and under the assets conveyed thereby to secure all obligations from the Seller to the Borrower. The Purchase Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). There is no provision in the Purchase Agreement that would restrict the ability of the Borrower to collaterally assign its rights thereunder to the Administrative Agent, for the benefit of the Lenders.

(t) Deposit Accounts and Investment Property. Schedule 4 attached hereto lists all of the Borrower’s deposit accounts and investment property as of the Closing Date.

(u) Change of Control. No Change of Control has occurred other than with the prior written consent of the Administrative Agent or in connection with a Permitted IPO.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants. Each of the Borrower and the Seller, as applicable and with respect to itself, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full (other than with respect to contingent indemnification obligations for which a claim has not yet been asserted)), the Borrower and the Seller, as applicable and with respect to itself, shall perform all the covenants in this Section 5.01:

(a) Compliance with Agreements, Laws, Etc. The Borrower shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, including all consumer lending, servicing and debt collection laws applicable to the Receivables and its activities and obligations as contemplated by the Facility Documents, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises (including all consumer lending, servicing and debt collection licenses or qualifications applicable to the Receivable and its activities contemplated by the Facility Documents), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (iv) comply with the terms and conditions of each Facility Document and in all material respects with its Constituent Documents to which it is a party.

(b) Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i) promptly after becoming available and in any event within one hundred fifty (150) calendar days after the end of the 2020 fiscal year of the Parent and within one hundred twenty (120) calendar days after the end of fiscal year of the Parent, commencing with the 2021 fiscal year, the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) promptly after becoming available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of each fiscal year of the Parent, commencing with the fiscal quarter ending June 30, 2020, the unaudited consolidated balance sheet for the Parent and its consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(iii) quarterly, within forty-five (45) calendar days following the end of each fiscal quarter of each fiscal year of the Parent, a certificate of a Responsible Officer of the Borrower evidencing the calculation of the Tangible Net Worth, ratio of Total Liabilities to Tangible Net Worth and Liquidity, in each case, of the Parent and its consolidated Subsidiaries;

(iv) monthly, within thirty (30) days following the end of each calendar month, a certificate of a Responsible Officer of the Borrower showing estimated unaudited Liquidity of the Parent and its consolidated Subsidiaries, which calculation shall not consider certain reconciling items and therefore not be in accordance with GAAP;

(v) promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower or the Seller obtains actual knowledge of the occurrence and continuance of any (1) Early Amortization Event, (2) Unmatured Event of Default, (3) Event of Default, (4) Unmatured Servicer Event of Default, (5) Servicer Event of Default, (6) Level I Trigger Event or (7) Level II Trigger Event, a certificate of a Responsible Officer of the Borrower or the Seller, as applicable, in each case setting forth the details thereof and the action which the Borrower and/or the Seller is taking or proposes to take with respect thereto;

(vi) from time to time, to the extent material to the Administrative Agent’s and Lenders’ interest in the Receivables, such additional information regarding the Borrower’s, the Seller’s or the Parent’s financial position or business and the Collateral (including reasonably detailed calculations of the Borrowing Base Test, the Facility Delinquency Percentage, Managed Portfolio Delinquency and Extension Percentage, Monthly Payment Rate and the Excess Spread Percentage) as the Administrative Agent or any Lender may reasonably request;

(vii) (i) promptly after the occurrence of any ERISA Event that would reasonably be expected to result in a material liability to the Borrower, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event, and (ii) promptly after receipt of the same, copies of any notice from (x) the IRS of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or (y) the PBGC of any notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(viii) within five (5) Business Days after a Responsible Officer of the Borrower or the Seller obtains actual knowledge thereof, written notice of the occurrence of the formal commencement by written notice by any Governmental Authority of any formal investigation, lawsuit or similar adversarial proceeding against the Borrower, the Seller or the Servicer challenging its authority to originate, hold, own, service, collect or enforce any Receivable, or otherwise alleging any material non-compliance by the Borrower, the Seller, the Parent or the Servicer with any Applicable Laws restricting the ability of such Person to originate, hold, pledge, collect, service or enforce such Receivable;

(ix) within five (5) Business Days after a Responsible Officer of the Borrower or the Seller obtains actual knowledge thereof, written notice of the occurrence of the formal commencement by written notice by any Governmental Authority of any formal investigation, lawsuit or similar adversarial proceeding against the Borrower, the Parent, the Seller, the Servicer or any of their respective Affiliates which, if adversely determined, would have a Material Adverse Effect on the Borrower, the Seller, the Parent, the Servicer or the Receivables;

(x) promptly following request of the Administrative Agent request, copies of all financial statements, settlement statements, portfolio or other material reports, notice disclosures, certificates or other written materials delivered or made available to the Borrower, the Seller or the Parent by any Person pursuant to the Facility Documents; and

(xi) such other information, documents, tapes, data, records or reports respecting the Collateral, the Borrower, the Seller, the Parent, the Servicer or the Originator which is in its possession or under its control, as the Administrative Agent may from time to time reasonably request or that any Affected Person may reasonably require in order to comply with their respective obligations under the Securitisation Regulation.

(c) Use of Proceeds. The Borrower shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the Purchase Price of the Receivables acquired by the Borrower pursuant to the Purchase Agreement and in accordance with the terms and conditions set forth herein or for general corporate purposes;

(ii) to fund the Reserve Account on or prior to the Scheduled Revolving Period Termination Date to the extent the Reserve Account is required to be funded pursuant to Section 8.03 (and the Borrower shall submit a Request for Advance requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Scheduled Revolving Period Termination Date with a Requested Amount sufficient to fully fund the Reserve Account under Section 8.03);

(iii) to make distributions to the holders of the equity of the Borrower as permitted hereunder; and

(iv) for such other legal and proper purposes as are consistent with all Applicable Laws.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law in any material respect.

(d) Access to Records; Audit Rights. In each case subject to Section 11.09 of this Agreement, each of the Borrower and the Seller shall permit the Administrative Agent (and its auditors) to (i) upon reasonable advance notice and during normal business hours, visit and inspect and make copies at reasonable intervals of (A) its books, records and accounts relating to its business, financial condition, operations, assets, the Collateral and its performance under the Facility Documents and to discuss the foregoing with representatives of the Borrower, and (B) any records directly related to the Receivables and the ability to review and access any payment history with respect to the Receivables it may have reasonable access to and (ii) conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and the components of the Monthly Reports (including cash receipt and application and calculation of applicable ratios); provided, however, that, (1) prior to the occurrence and during the continuance of an Event of Default or Early Amortization Event, such rights described in the foregoing clauses (i) and (ii) may only be exercised once during each one-year period following the Closing Date or (2) following the occurrence and during the continuance of an Event of Default or Early Amortization Event, at any time at the Administrative Agent’s discretion. The Borrower shall pay the reasonable, documented fees and expenses of the Administrative Agent (and any auditors engaged by the Administrative Agent) to conduct any such evaluations or appraisals; provided that such visits, evaluations or appraisals shall not be duplicative of any visits, audits evaluations or appraisals conducted in accordance with the terms of any other Facility Document.

(e) Tax Matters. The Seller and the Borrower shall maintain the Borrower’s status as a disregarded entity for U.S. federal income tax purposes and shall not take any (or fail to take any action) that would cause the Borrower to be treated as an association taxable as a corporation.

(f) Collections. The Borrower shall, or shall cause the Servicer to, cause all Collections in respect of the Receivables to promptly, and in any event within two (2) Business Days after receipt and identification in the Collection Account. The Borrower has, or has caused the Servicer to, set up and maintain an automated process such that all Collections on Receivables will automatically transfer directly into the Collection Account once such funds are available for transfer pursuant to the Servicer’s procedures for processing collections. The Borrower shall ensure that no Person has been granted dominion and control of the Collection Account, or the right to take dominion and control for purposes of the UCC of the Collection Account at a future time or upon the occurrence of a future event; provided, however, that nothing herein shall be deemed to preclude the Borrower from granting the Servicer access to the Collection Account for so long as the Servicer is acting in such capacity hereunder for purposes consistent with the terms of this Agreement.

(g) Servicing; Backup Servicer.

(i) The Borrower shall promptly provide (or require the Servicer to promptly provide) the Administrative Agent with true and complete copies of all material notices, reports, statements and other documents sent or received by the Servicer. The Borrower shall require the Servicer to service all Receivables in accordance with the terms hereof.

(ii) The Borrower agrees not to, and will require the Servicer not to, interfere with the Backup Servicer’s performance of its duties under the Backup Servicing Agreement or to take any action that would be in breach in any material respect in any way of the terms of the Backup Servicing Agreement. The Borrower covenants and agrees to, and will require the Servicer to, provide any and all information and data reasonably requested by the Administrative Agent that is available to the Borrower to be provided promptly to the Backup Servicer in order to allow the Backup Servicer to perform its obligations under the applicable Backup Servicing Agreement in the manner and form reasonably requested by the Administrative Agent. Upon the occurrence and continuance of any Servicer Event of Default, the Administrative Agent shall have the right to immediately substitute the Servicer with (1) the Backup Servicer or (2) with the consent of the Borrower (such consent not to be unreasonably conditioned or delayed) if no Event of Default has occurred and is continuing, any third-party servicer acceptable to the Administrative Agent or (3) if an Event of Default has occurred and is continuing, any third-party servicer acceptable to the Administrative Agent in its reasonable discretion, in each case, in all of the Servicer’s roles and functions as contemplated by the Facility Documents and upon and after such substitution, such Person shall be entitled to receive the applicable Servicing Fee.

(h) Changes to Concierge Capital Underwriting Policy, Accepted Collections Policies or Accepted Servicing Policies.

(i) The Borrower will not make, authorize, consent to or suffer to exist any material amendment, modification, supplement or waiver to the Concierge Capital Underwriting Policy, Accepted Collection Policies or the Accepted Servicing Policies without the prior written consent of the Administrative Agent; provided, that (1) if the Borrower has not received a written response from the Administrative Agent within five (5) Business Days following the Administrative Agent’s receipt of a notice of any such material amendment, modification, supplement or waiver, the Administrative Agent shall be deemed to have approved such material amendment, modification, supplement or waiver and (2) if the Administrative Agent determines the proposed amendment, modification, supplement or waiver is material and adverse to the interests of the Administrative Agent and the other Secured Parties, the Administrative Agent shall notify the Borrower of such determination within five (5) Business Days following the Administrative Agent’s receipt of notice of such material amendment, modification, supplement or waiver and within an additional five (5) Business Days (which time period may be extended by mutual agreement of the Borrower and the Administrative Agent via electronic means) the Administrative Agent shall either provide written consent to such amendment, modification, supplement or waiver or written notice that such amendment, modification, supplement or waiver is not permitted; provided, further, that, notwithstanding the foregoing, if the Borrower reasonable believes that such material amendment, modification, supplement or waiver will be adverse to the interests of the Administrative Agent or the other Secured Parties, the Borrower will need the explicit written consent of the Administrative Agent prior to implementing such material amendment, modification, supplement or waiver.

(ii) The Borrower shall provide written notice to the Administrative Agent of any non-material amendment, modification, supplement or waiver to the Concierge Capital Underwriting Policy or the Accepted Servicing Policies at least three (3) Business Days prior to the implementation of any such amendment, modification, supplement or waiver to, unless such amendment, modification, supplement or waiver is made solely to correct non-material ministerial or typographical errors.

(i) Account Bank.

(i) If at any time the Account Bank shall fail to have any of the applicable minimum ratings specified in the definition of “Account Bank”, it shall move the applicable accounts to an Account Bank which satisfies the ratings requirements within 30 days of knowledge or notice of such failure.

(ii) Notwithstanding the foregoing, for the avoidance of doubt, nothing in the Facility Documents or otherwise shall prohibit the Seller from making any amendments, modifications or other changes to the Concierge Capital Underwriting Policy, provided that the Borrower shall not purchase any Receivables originated under such amended or modified Concierge Capital Underwriting Policy unless and until Administrative Agent has provided its written consent to such changes to the extent such consent is required pursuant to this clause (k).

Section 5.02 Negative Covenants. The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full (other than with respect to contingent indemnification obligations for which a claim has not yet been made)), the Borrower shall perform all covenants in this Section 5.02:

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations (other than with respect to contingent indemnification obligations)).

(c) Amendments to Documents, etc. Without the written consent of the Administrative Agent, (i) it shall not materially amend or modify, or take any action inconsistent with, its Constituent Documents, and (ii) unless otherwise specified in the Facility Documents, it will not amend, modify or waive any term or provision in any Facility Document (other than in accordance with the terms thereof).

(d) ERISA. It shall not establish any Plan or Multiemployer Plan.

(e) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g) Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so; provided, however, that the Borrower (i) shall be permitted to make Restricted Payments from funds distributed to it pursuant to the Priority of Payments and (ii) shall be permitted to make dividends-in-kind in the form of Receivables in full or partial satisfaction of the purchase price thereof payable by the Seller in connection with Permitted Asset Sales.

(h) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty (30) days’ prior written notice to the Administrative Agent and takes all actions reasonably necessary to protect and perfect the Administrative Agent’s perfected security interest in the Collateral and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements that are necessary to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral (and shall provide copy of such amendments to the Administrative Agent).

(i) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to (other than in accordance with the terms of the Facility Documents), or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Receivables and other Receivables) except as expressly contemplated by this Agreement and the other Facility Documents, unless such transaction is upon terms substantially less favorable to the Borrower than it would reasonably expected to obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(j) Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.

(k) Sanctions. It shall not utilize directly or, to its knowledge indirectly use the proceeds of any Advance for the benefit of any Sanctioned Person and it shall maintain internal controls and procedures reasonably designed to promote its continued compliance with the applicable provisions of Sanctions.

(l) Sale of Receivables. It shall not sell any Receivable unless (i) such Receivable is a Repurchase Receivable required to be repurchased pursuant to the terms of the Purchase Agreement, or (ii) so long as no Early Amortization Event, Unmatured Event of Default or Event of Default exists before or after giving effect to such sale and transfer, such Receivable is sold in a Permitted Asset Sale.

(m) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents, and (iii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Related Documents. It shall not acquire any Receivables or other property other than as expressly permitted hereunder and pursuant to the Purchase Agreement.

(n) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of a security interest in the Collateral hereunder to be impaired, or permit the Liens granted pursuant to this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(o) Subsidiaries. It shall not have or permit the formation of any subsidiaries.

(p) Name. It shall not conduct business under any name other than its own.

(q) Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(r) Non-Petition. It shall not be party to any agreements (other than the Facility Documents) under which it has any material obligations or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party).

(s) Certificated Securities. It shall not acquire or hold any certificated securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165 12(c) (as determined by the Seller).

(t) Accounts. It shall not assign or grant an interest in any rights it may have in the Reserve Account or the Collection Account to any Person other than the Administrative Agent.

(u) Enforcement. It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except as permitted under the Servicing Agreement.

(v) No Other Business. It shall not engage (i) in any activity or take any other action that would cause it to be subject to U.S. Federal, state or local income tax on a net income basis or (ii) in any business or activity, in each case other than pursuant to the Facility Documents, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Receivables and the other Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreements contemplated by (or necessary to perform under) this Agreement and any activities reasonably related to the foregoing (and consistent with clause (i)).

(w) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(x) Independent Director. It shall not fail at any time to have at least one Independent Director which is not and has not been for at least three (3) years, either (a) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Borrower or any of its Affiliates, (b) a customer or creditor of, or supplier to, the Borrower or any of its Affiliates who derives any of its purchases or revenue from its activities with the Borrower or any Affiliate thereof (other than a de minimis amount), (c) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer, or (d) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided, that (1) the foregoing subclause (a) shall not apply to any Person who serves, or has served, as an independent director or an independent manager for any Affiliate of the Borrower; (2) upon the death or incapacity of such Independent Director, the Borrower will have a period of ten (10) Business Days following such event to appoint a replacement Independent Director; (3) the Borrower shall use commercially reasonable efforts to cause the Independent Director not to resign until a replacement independent director has been appointed; and (4) before any Independent Director is replaced, removed, resigns or otherwise ceases to serve (for any reason other than the death or incapacity of such Independent Director), the Borrower shall provide written notice to the Administrative Agent no later than two (2) Business Days prior to such replacement, removal or effective date of cessation of service and of the identity and affiliations of the proposed replacement Independent Director.

Section 5.03 Certain Undertakings Relating to Separateness. Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Seller and any of its Affiliates, and the holders of the Equity Interests of the Seller and their respective Affiliates) and in furtherance of the foregoing:

(a) The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person, provided that the Borrower may be consolidated into the Seller or other Affiliate solely for tax and accounting purposes.

(b) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, in each case except as otherwise permitted, contemplated or required by the terms of the Facility Documents.

(c) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(d) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided, that such expenses may be settled by an intercompany administrative payment of $50,000 annually or such other amount agreed by the Borrower and the Seller; provided, further, that the Seller may pay certain start-up and related upfront expenses in connection with the establishment of the Facility Documents on behalf of the Borrower.

(e) The Borrower has observed, and shall observe (A) organizational formalities to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change the limited liability company agreement of the Borrower in a manner that would adversely affect the existence of the Borrower as a bankruptcy remote special-purpose entity.

(f) The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(g) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person; provided that the assets of the Borrower may be consolidated into the Seller for accounting purposes and included in publicly filed financial statements of the Seller.

(h) The Borrower shall not identify itself as a division of any other Person.

(i) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(j) The Borrower shall not use its separate existence to perpetrate a fraud in violation of Applicable Law.

(k) The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law.

(l) The Borrower shall maintain an arm’s length relationship with its Affiliates, the Seller, the Parent and the Servicer.

(m) Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(n) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Seller, its Affiliates or any other Person.

(o) The Borrower shall not make loans or advances to any Person, except as permitted by or pursuant to the Facility Documents.

(p) The Borrower shall make no transfer of its assets except as permitted by or pursuant to the Facility Documents.

(q) The Borrower shall correct any known misunderstanding regarding its separate identity.

(r) The Borrower shall maintain adequate capital in light of its contemplated business operations.

(s) The Borrower shall at all times be organized as a special-purpose entity with organizational documents substantially similar to those in effect on the Closing Date.

(t) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) (i) a default by the Borrower in the payment, when due and payable, of any interest or principal (including any mandatory prepayment under Section 2.05(b)) or (ii) the Borrower or the Seller, as applicable, shall fail to make any other payment, transfer or deposit (unless waived by the Administrative Agent) on the date first required of such party under this Agreement or the other Facility Documents or the Parent shall fail to make any payment under the Performance Guaranty and, in each case, such default or failure shall remain uncured for five (5) Business Days following receipt of written notice by the Borrower, the Seller or the Parent (which may be by email) of such default or failure from the Administrative Agent; or

(b) the failure to reduce the Advances to $0 on the Final Maturity Date; or

(c) except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant, obligation or agreement of the Borrower or the Seller under the Facility Documents and such default or breach shall remain uncured (to the extent such default or breach may be cured) for a period in excess of thirty (30) days after the earlier of (i) receipt of written notice by the Borrower, the Seller or the Parent (which may be by email) of such default from the Administrative Agent and (ii) actual knowledge of the Borrower or the Seller; or

(d) the failure of any representation, warranty, certification or other statement made or deemed made by the Borrower or the Seller in any Facility Document to be correct in each case in all material respects when the same shall have been made and such failure shall remain uncured (to the extent such failure may be cured) for a period in excess of thirty (30) calendar days after the earlier of (i) receipt of written notice by the Borrower or the Seller (which may be by email) of such failure from the Administrative Agent and (ii) actual knowledge of the Borrower, the Seller or the Parent; provided that, for the avoidance of doubt, the repurchase of or substitution for any Repurchase Receivable by the Seller, or other cure of such Repurchase Receivable in accordance with the terms of the Purchase Agreement and this Agreement, as applicable, shall be deemed to cure the failure of any Receivable to be an Eligible Receivable at the time it was acquired by the Borrower; or

(e) any failure by the Borrower and Seller to deliver a Monthly Report by the related Monthly Reporting Date and such failure is not cured within five (5) Business Days of such Monthly Reporting Date; or

(f) An Insolvency Event shall have occurred with respect to the Borrower, the Seller or the Parent; or

(g) the occurrence of a Change of Control not otherwise consented to by the Administrative Agent, other than in connection with a Permitted IPO; or

(h) any action or inaction of the Borrower or the Seller causes any Lien securing any obligation of the Borrower or the Seller under the Facility Documents to, in whole or in part, cease to be a valid and enforceable first priority perfected Lien (subject to Permitted Liens) on any material portion of the Collateral and such cessation remains unremedied for five (5) Business Days; provided, that, any affirmative action taken by the Administrative Agent to release such Lien shall not constitute an Event of Default hereunder; or

(i) the Borrowing Base Test is not satisfied and such condition is not cured within five (5) Business Days following (i) a Responsible Officer of the Borrower or the Seller obtaining actual knowledge thereof or (ii) receipt of written notice by the Borrower or the Seller (which may be by email) of such condition from the Administrative Agent; or

(j) the Borrower is required to be registered under the Investment Company Act or the Borrower becomes controlled by an entity that is required to register as an “investment company” under the Investment Company Act; or

(k) the Borrower shall have become taxable as an association or a publicly traded partnership taxable as a corporation under the Code; or

(l) (i) any material portion of any Facility Document shall terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto (other than in accordance with its terms) or (ii) the Borrower, the Seller, the Parent or any other party thereto shall, directly or indirectly, disaffirm or contest in any manner the effectiveness, validity, binding nature or enforceability or any Lien purported to be created thereunder; or

(m) any event that constitutes a Servicer Event of Default shall have occurred and the Servicer has not been replaced by the Backup Servicer (or another third-party servicer acceptable to the Administrative Agent) within thirty (30) days of termination of the Servicer; or

(n) a Reserve Account Deficit exists for a period of more than two (2) Business Days after giving effect to any deposits to be made into the Reserve Account from Collections received during such period pursuant to Section 9.01; or

(o) (i) one or more final non-appealable judgments shall be entered against, or settlements by, the Seller or any of its Subsidiaries (other than the Borrower) by a court of competent jurisdiction assessing monetary damages in excess of $5,000,000 in the aggregate and such amount is not discharged, paid or stayed within thirty (30) calendar days or (ii) one or more judgments for the payment of $100,000 or more shall be entered against the Borrower and such amount is not discharged, paid or stayed within thirty (30) calendar days; or

(p) the Performance Guaranty shall cease to be in full force and effect (other than in accordance with its terms) or the Performance Guarantor shall assert that it is not bound by, or otherwise seek to terminate or disaffirm its obligations under the Performance Guaranty or shall otherwise claim that the Performance Guaranty is in any way invalid or unenforceable.

Notwithstanding the foregoing, there will be no Event of Default where an Event of Default would otherwise exist under clauses (a), (b), (c) or (e) above for an additional period of days mutually agreeable to the Borrower and the Administrative Agent if the delay or failure giving rise to such Event of Default was caused by acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, other disasters or other similar occurrence.

Section 6.02 Remedies upon an Event of Default.

(a) Upon a Responsible Officer of the Borrower obtaining actual knowledge of the occurrence of an Early Amortization Event, Unmatured Event of Default or an Event of Default, the Borrower shall notify the Servicer, the Administrative Agent within five (5) Business Days, specifying the specific Early Amortization Event(s), Unmatured Event(s) of Default or Event(s) of Default that occurred as well as all other Events of Default that are then known to be continuing.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower, may do any one or more of the following: (1) declare the Commitments to be terminated, and/or (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (f) of Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Majority Lenders) of the exercise of control rights with respect to the Collateral: (x) the Borrower’s unilateral power to direct the acquisition, sales and other dispositions of Receivables will be immediately suspended and (y) the Borrower shall, or shall cause an Affiliate, to acquire, sell or otherwise dispose of any Receivable as directed by the Administrative Agent in its sole discretion.

Section 6.03 Servicer Events of Default.

(a) Upon a Responsible Officer of the Borrower obtaining actual knowledge of the occurrence of an Unmatured Servicer Event of Default or a Servicer Event of Default, the Borrower shall provide notice of such occurrence to the Administrative Agent promptly thereafter, specifying the specific an Unmatured Servicer Event(s) of Default or Servicer Event(s) of Default that occurred as well as all other an Unmatured Servicer Event(s) of Default or Servicer Events of Default that are then known to be continuing.

(b) In accordance with Section 4.01 of the Servicing Agreement, upon the occurrence and during the continuance of a Servicer Event of Default, the Administrative Agent, by written notice to the Servicer (with a copy to the Borrower, the Seller and the Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer in accordance with the terms of the Servicing Agreement.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT

Section 7.01 Grant of Security.

(a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Receivables and Related Documents, both now and hereafter owned, including all Collections and other proceeds thereon or with respect thereto;

(ii) the Collection Account and all Cash and Eligible Investments on deposit therein and the Reserve Account and all Cash and Eligible Investments on deposit therein;

(iii) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Administrative Agent under this Agreement;

(iv) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property and letter of credit rights of the Borrower whether or not relating to the foregoing (in each case as defined in the UCC);

(v) all other property of the Borrower and all property of the Borrower which is delivered to the Administrative Agent (or any custodian on its behalf) by or on behalf of the Borrower or held by any party by or on behalf of the Borrower;

(vi) all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(vii) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC.

Section 7.02 Release of Security Interest. Liens granted to the Administrative Agent for the benefit of the Secured Parties on any Collateral shall be automatically released (i) if and only if all Obligations have been paid in full and all Commitments have been terminated (other than with respect to contingent indemnification obligations for which a claim has not yet been made) or (ii) upon the sale or disposition of the applicable Collateral by the Borrower in compliance with the terms and conditions of this Agreement and, in each case, the Administrative Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the applicable Collateral. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies. The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Administrative Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Seller’s and their respective agents’ (including custodian’s) place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Administrative Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of the first paragraph this Section 7.03 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as prohibited by Applicable Law, without notice to the Borrower.

Section 7.04 Remedies Cumulative. Each right, power, and remedy of the Administrative Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents.

(a) Each of the Borrower and the Seller hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent and the Backup Servicer (or other successor servicer) all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent.

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Administrative Agent on behalf of the Secured Parties, and, upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Administrative Agent or its designee (including the Backup Servicer). In addition, the Borrower shall cause the Servicer to deliver to the Backup Servicer an electronic file containing information relating to such Receivables, in accordance with the applicable terms of the Backup Servicing Agreement.

Section 7.06 Borrower Remains Liable.

(a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to the Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the lien or carry out more effectively the purposes hereof (subject to Permitted Liens);

(c) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve title to the Collateral and defend title to the Collateral and the rights therein of the Administrative Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

For so long as this Agreement remains in full force and effect, the Borrower hereby designates the Administrative Agent as its agent and attorney-in-fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.07. The Borrower further authorizes and shall cause its counsel to file, without the Borrower’s signature, UCC-1 financing statements that names the Borrower as debtor and the Administrative Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” or similar language as the Collateral in which the Administrative Agent has a grant of security hereunder and any amendments or continuation statements that may be reasonably necessary or desirable.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money. Except as otherwise expressly provided herein, the Administrative Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Administrative Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral and the related Facility Documents. The Administrative Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Borrower Account shall be subject to the Account Control Agreement. Any Borrower Account may contain any number of subaccounts for the convenience of the Administrative Agent for convenience in administering the Borrower Accounts or the Collateral.

Section 8.02 Collection Account. The Borrower shall, on or prior to the Closing Date, establish at the Account Bank one or more accounts in the name “ Compass Concierge SPV I, LLC - Collection Account, subject to the lien of the Administrative Agent” or such other name as is acceptable to the Administrative Agent, which shall be designated as the “Collection Account”. The Collection Account shall be subject to the Lien of the Administrative Agent and, from and after the initial Borrowing Date, the Collection Account shall be maintained with the Account Bank and shall be subject to the Account Control Agreement. The Borrower shall deposit, or cause to be deposited, from time to time into the Collection Account, in accordance with the terms of this Agreement, all Collections received with respect to a Receivable from and including the initial Cutoff Date with respect to such Receivable. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Borrower as part of the Collateral and shall be applied to the purposes herein provided. Prior to the Administrative Agent taking control of the Collection Account by delivery of a notice of exclusive control, except as provided under the Facility Documents, the Borrower shall be the only party permitted to access such account. Unless an Event of Default shall have occurred and be continuing, the Administrative Agent agrees that it shall not exercise any right under the Account Control Agreement to deliver any notice of exclusive control with respect to the Collection Account.

Section 8.03 The Reserve Account; Fundings.

(a) The Borrower shall, on or prior to the Closing Date, establish at the Account Bank one or more accounts in the name “Compass Concierge SPV I, LLC - Reserve Account, subject to the lien of the Administrative Agent”, or such other name as is acceptable to the Administrative Agent, which shall be designated as the “Reserve Account”. The Reserve Account shall be subject to the Lien of the Administrative Agent and, from and after the initial Borrowing Date, the Reserve Account shall be maintained with the Account Bank and shall be the subject of the Account Control Agreement. The only permitted deposits to or withdrawals from the Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Reserve Account other than in accordance with this Agreement and the Priority of Payments. Prior to the Administrative Agent taking control of the Reserve Account by delivery of a notice of exclusive control, the Borrower shall be the only party permitted to access such account. Unless an Event of Default shall have occurred and be continuing, the Administrative Agent agrees that it shall not exercise any right under the Account Control Agreement to deliver any notice of exclusive control with respect to the Reserve Account.

The Borrower shall maintain at all times when there are Obligations outstanding hereunder an amount in the Reserve Account equal to the Reserve Account Required Amount. On or prior to the Amortization Date, the Borrower shall request (and in the absence of such a request shall be deemed to have requested) a final Borrowing (subject to the conditions precedent to Borrowings set forth in Section 3.02) in an amount sufficient to fund the Reserve Account Required Amount.

To the extent that the aggregate amount of funds on deposit in the Reserve Account at any time exceeds the Reserve Account Required Amount, the Borrower may remit such excess to the Collection Account. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Reserve Account may be withdrawn by the Administrative Agent and deposited into the Collection Account.

(b) In the event that there are not sufficient Collections or other available funds on any Payment Date to pay amounts which are due and owing and which are to be paid pursuant to clauses (i) through (iii) of Section 9.01(a) on such date and after giving effect to any payments made pursuant to Section 9.01, the Borrower shall withdraw from the Reserve Account the lesser of (A) the amount of such insufficiency, and (B) the Reserve Account Available Amount. The Borrower shall pay such amount (the “Reserve Account Withdrawal Amount”) from the Reserve Account to the Collection Account to satisfy such insufficiency.

(c) To the extent that the Reserve Account Available Amount together with the amount available in the Collection Account is sufficient to pay off all Obligations in full and all other amounts payable to the Administrative Agent and the Lenders under the Facility Documents in full when applied in accordance with the Priority of Payments and to cause the Final Maturity Date to occur, the Borrower may, at its option, terminate the Commitments and use the funds on deposit in the Reserve Account and the Collection Account to be applied to all outstanding amounts owing hereunder and under the other Facility Documents in accordance with the Priority of Payments with any remaining amounts distributed to the Borrower.

Section 8.04 Accountings. The Borrower and the Seller shall compile and provide (or cause to be compiled and provided) a Monthly Report (containing such information agreed upon by the Administrative Agent, the Borrower and the Seller) for the previous Collection Period no later than 2:00 p.m. (New York City time), on each Monthly Reporting Date to the Administrative Agent. The Monthly Report delivered for any Collection Period shall contain the information with respect to the Receivables included in the Collateral set forth in Schedule 2 hereto (including a calculation of the Borrowing Base and the certifications required to be provided by the Seller on a monthly basis pursuant to Section 11.23(f) of this Agreement), and shall be determined as of the last day of the Collection Period applicable to such Monthly Report.

Section 8.05 Sale and Release of Receivables.

(a) Notwithstanding anything to the contrary in this agreement, without the consent of the Administrative Agent or any Lender and subject to the satisfaction of the conditions set forth in this Section 8.05, (1) the Borrower may sell and transfer to the Originator or the Seller any Repurchase Receivable that the Seller is required to repurchase pursuant to the terms of the Purchase Agreement, and (2) the Borrower may sell and transfer any Receivable in a Permitted Asset Sale. As a condition of any such sale or transfer:

(i) (x) in the case of a repurchase of a Repurchase Receivable, the Borrower shall deliver, in accordance with the terms hereof, a Borrowing Base Certificate and updated Data File demonstrating pro forma compliance with the Borrowing Base Test and (y) in the case of any other Permitted Asset Sale, the Borrower shall deliver a written notice to the Administrative Agent at least two (2) Business Day prior to the settlement date for any sale of such Receivable and, as a condition to any such sale of a Receivable, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower (or the Seller on its behalf) certifying that the sale of such Receivable is a Permitted Asset Sale being made in accordance with the terms and conditions of this Agreement, and attaching an updated receivable schedule listing all Receivables owned by the Borrower after giving effect to such Permitted Asset Sale, together with an updated Borrowing Base Certificate containing the relevant information with respect to the Collateral calculated on a pro forma basis after giving effect to such Permitted Asset Sale; and

(ii) the proceeds of any such sale and transfer of any Receivable shall be deposited directly into the Collection Account; provided, that no cash purchase price or related deposit to the Collection Account shall be required in connection with the sale and transfer of any Repurchase Receivable or any Excess Concentration Receivable so long as (x) the Borrower shall be in compliance with the Borrowing Base Test both before and after giving effect to any such sale and transfer and (y) no Early Amortization Event, Servicer Event of Default, Unmatured Servicer Event of Default, Unmatured Event of Default or Event of Default exists before or after giving effect to such sale and transfer.

(b) Any Receivable that is sold by the Borrower in accordance with the terms of this Agreement and (if applicable) the Purchase Agreement shall automatically be released from the Lien of this Agreement, and the Administrative Agent is hereby authorized by each Lender to, review and approve such UCC-3 financing statements and executed releases prepared by the Borrower and submitted to the Administrative Agent for authorization as are necessary or reasonably requested in writing by the Borrower to terminate and remove of record any documents constituting public notice of the security interest in such sold Receivables granted hereunder being released; provided, that the Borrower shall bear reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with its review and approval of such UCC-3 financing statements and releases.

(c) The Administrative Agent is hereby authorized by each Lender to, and shall, upon the written request of the Borrower (or the Seller on its behalf), at such time as there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than contingent indemnification obligations for which a claim has not been asserted), review and approve such UCC-3 financing statements and, if necessary, executed releases prepared by the Borrower and submitted to the Administrative Agent for authorization as are necessary or reasonably requested in writing by the Borrower to terminate and remove of record any documents constituting public notice of the security interest in such Collateral granted hereunder being released; provided, that the Borrower shall bear reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with its review and approval of such UCC-3 financing statements and releases.

Section 8.06 Borrower Account Details. The account number of each Borrower Account is set forth on Schedule 4 hereto. Amounts credited to the Borrower Accounts may be invested in Eligible Investments (i) for so long as no Event of Default is then continuing, at the direction of the Borrower, and (ii) for so long as an Event of Default is continuing, at the direction of the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement or any Facility Document, neither the Borrower nor the Administrative Agent shall direct, authorize or permit the investment of any amounts credited to the Borrower Accounts unless such investment is being made in an account thereof that is the subject of a “Cash Sweep” designation under the terms of the Account Control Agreement. The Borrower and the Administrative Agent agree that any Borrower Account which is not the subject of a “Cash Sweep” designation under the terms of the Account Control Agreement will for all purposes be a deposit account within the meaning of the applicable UCC.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies.

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Borrower shall disburse Collections received during the previous Collection Period in accordance with the following priorities (the “Priority of Payments”) and the related Monthly Report:

(i) first, (1) to the Account Bank, the related Account Bank Fee, plus any such fees not paid to the Account Bank when due on any prior Payment Date, plus any expense, indemnity or other amounts owing by the Borrower to the Account Bank under the Facility Documents (including any wire transfer fees or other banking fees owing to the Account Bank), each to the extent accrued and unpaid through the last day of the related Collection Period until such accrued fees, expenses, indemnities and other amounts are paid in full; provided, however, that the aggregate amount of expenses, indemnities and other amounts (excluding the Account Bank Fee) payable under this clause (1) shall not exceed $25,000 in any calendar year; provided, further, that after the occurrence and during the continuance of an Event of Default, such cap shall not apply and then (2) pro rata to the Servicer and the Backup Servicer, the Servicing Fee (but excluding any Successor Servicing Excess Servicing Fee or Successor Servicing Transition Fee) and Backup Servicing Fee, plus any such fees not paid to the Servicer or the Backup Servicer when due on any prior Payment Date, plus any expense, indemnity, reimbursements and other amounts owing by the Borrower to either of such parties under the Facility Documents, respectively, each to the extent accrued and unpaid through the last day of the related Collection Period until such accrued fees, expenses, indemnities, reimbursements and other amounts are paid in full; provided, however, that the aggregate amount of expenses, indemnities and other amounts (excluding the Servicing Fee and the Backup Servicing Fee) payable under this clause (2) shall not exceed $100,000 for each of the Servicer and the Backup Servicer in any calendar year;

(ii) second, to the Administrative Agent, for distribution to each Lender, (1) to pay first, any accrued and unpaid Interest payable on a prior Payment Date to the extent not paid in full on such prior Payment Date (including interest thereon at the rate used to calculate Interest for the previous Collection Period but excluding any Interest amounts attributable to the Amortization Margin, if applicable) and (2) second, Unused Fees due each such Lender, with such Interest paid first with respect to the Advances and then Unused Fees;

(iii) third, to the Administrative Agent, for distribution to each Lender, to pay, accrued and unpaid Interest on the Advances due to such Lender for the previous Collection Period;

(iv) fourth, to the Administrative Agent, for distribution to each Lender, on a pro rata basis, (1) prior to the occurrence and continuance of an Event of Default or an Early Amortization Event and prior to the end of the Revolving Period, if the Borrowing Base Test is not satisfied as of the later of (x) the most recent Determination Date and (y) the Borrowing Base Calculation Date employed in the determination of a Borrowing Base Certificate delivered to the Administrative Agent in conjunction with a Borrowing Date, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Borrowing Base Test is satisfied (on a pro forma basis as at the most recent Determination Date or such Borrowing Base Calculation Date, as applicable), and (2) at any time following the end of the Revolving Period (regardless of the cause of the end of the Revolving Period and regardless of whether an Event of Default or an Early Amortization Event has occurred and is continuing) and during the continuance of an Event of Default or an Early Amortization Event, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(v) fifth, to the Administrative Agent, for distribution to each Lender, any Interest amounts attributable to the Amortization Margin, if any, accrued and unpaid and not otherwise paid pursuant to clause (ii) above;

(vi) sixth, for deposit into the Reserve Account until the amounts on deposit therein are equal to the Reserve Account Required Amount;

(vii) seventh, to pay, (A) to the Administrative Agent, for distribution to each Lender, any Interest due and owing pursuant to this Agreement (including any accrued and unpaid Interest payable on a prior Payment Date (and interest thereon) to the extent not paid in full on such prior Payment Date) and any accrued and unpaid fees and expenses of the Administrative Agent in connection with this Agreement and the other Facility Documents and (B) second, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 11.03, and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties (including, following the expiration of the Revolving Period, any Interest accrued at the Amortization Margin);

(viii) eighth, on a pro rata basis, based on amounts payable to each party pursuant to this clause (viii), to the Account Bank, the Servicer and the Backup Servicer, any amounts due and payable to each such party which are in excess of any applicable cap on such amounts described in clause (i) (including, with respect to any successor Servicer, any Successor Servicing Excess Servicing Fee or Successor Servicing Transition Fee); and

(ix) ninth, (i) if no Unmatured Event of Default has occurred and is continuing, the remainder to or at the direction of the Borrower and (ii) otherwise, to the Collection Account.

(b) If on any Payment Date the amount available in the Collection Account is insufficient to pay all amounts which are due and owing and which are to be paid pursuant to clauses (i) through (iii) of Section 9.01(a), amounts on deposit in the Reserve Account may be transferred to the Collection Account to meet any shortfall and shall be disbursed in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Facility Document to which the Administrative Agent is a party (if any) as duties on its part to be performed or observed. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 10.03 Agent’s Reliance, Etc.

(a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower, the Parent or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it with due care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower, the Parent or the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower, the Parent or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including for the avoidance of doubt, the Monthly Report), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower, the Parent or any Lender or any other Person for the Borrower’s, the Parent’s, the Servicer’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) Except as otherwise provided in this Agreement, the Administrative Agent shall not be liable for the actions or omissions of any other agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other agent with the terms or requirements of this Agreement, any Facility Documents or any Related Documents, or their duties thereunder. The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Request for Advance received hereunder). The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Majority Lenders to provide, written instruction to exercise such discretion or grant such consent from the Majority Lenders, as applicable). Nothing herein or in any Facility Documents or Related Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 11.02. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith unless it shall be proven by a court of competent jurisdiction that the Administrative Agent engaged in willful misconduct or was grossly negligent in the performance or omission of its duties.

(c) The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 10.04 Indemnification. Each of the Lenders agrees to indemnify and hold harmless, on a pro rata basis (based on Commitments or, if Commitments have been terminated, the Receivables outstanding) the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 11.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented attorney’s fees and expenses) or disbursements of any kind or nature whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent is a party thereto) which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 10.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 10.05 Successor Administrative Agent. Subject to the terms of this Section 10.05, the Administrative Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent. If the Administrative Agent shall resign, then the Majority Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, the Administrative Agent may appoint a successor agent. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or, (ii) if such successor Administrative Agent is a Lender or an Affiliate of the Administrative Agent or any Lender. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor agent pursuant to this Section 10.05. After the effectiveness of the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and under the other Facility Documents. Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (iii) that may succeed to the properties and assets of the Administrative Agent substantially as a whole, shall be the successor to the Administrative Agent under this Agreement without further act of any of the parties to this Agreement.

Section 10.06 Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.01 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Seller, the Administrative Agent and the Majority Lenders; provided that any amendment, modification, waiver or supplement of or to this Agreement that would (i) increase or extend the term of the Commitments (other than an increase in the Commitment of a particular Lender or addition of a new Lender hereunder agreed to by the relevant Lender(s) pursuant to the terms of this Agreement) or change the Final Maturity Date, (ii) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest (other than Interest paid at the Post-Default Rate) is payable thereon or any fee is payable hereunder, (v) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (vi) alter the terms of Section 9.01 or Section 11.01(b), or (vii) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof (including the definition of “Majority Lenders”) shall require the written consent of all Lenders.

(c) Notwithstanding anything to the contrary contained in this Agreement or any other Facility Document, no Defaulting Lender shall have any right to vote, approve or disapprove of any amendment, waiver or consent under this Agreement or any other Facility Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected without the consent of any Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(d) The Borrower shall deliver to the Servicer and the Backup Servicer copies of any amendment, modification, supplement or waiver of this Agreement promptly following execution and effectiveness thereof.

Section 11.02 Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 3), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 11.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 3, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 3.

Section 11.03 Taxes.

(a) Any and all payments by the Borrower under this Agreement shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, excluding, (A) taxes imposed by net income (however denominated), franchise taxes and branch profit taxes imposed (i) in the case of any Secured Party, by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, or (ii) in the case of any Secured Party, by any jurisdiction by reason of such Secured Party having any other present or former connection with such jurisdiction (other than a connection arising solely from entering into, performing its obligations under, receiving any payment under or enforcing its rights under this Agreement or any other Facility Document, engaging in any other transaction pursuant to this Agreement or any other Facility Document, or selling or assigning an interest in this Agreement or any other Facility

Document) (“Other Connection Taxes”), (B) any withholding taxes or backup withholding described in Section 11.03(d)(i), (C) taxes described in Section 11.03(d)(ii) and (D) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or the Administrative Agent shall be required by law (or by the interpretation or administration thereof) to deduct or withhold any taxes from or in respect of any sum payable by it hereunder or under any other Facility Document to any Secured Party, (i) with respect to Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 11.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Administrative Agent, as applicable, shall be entitled to make such deductions or withholdings, and (iii) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees, to timely pay any present or future stamp, court or documentary, intangible, recording, filing or similar taxes which arise from any payment made by the Borrower hereunder or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under any other Facility Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any obligation under Section 11.03(a) or (b), the Borrower agrees to indemnify each of the Secured Parties for the full amount of Taxes or Other Taxes, including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.03 paid by such Person in respect of the Borrower, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by the Borrower or the Parent pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

(d) The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of United States Federal withholding tax or United States federal backup withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding or backup withholding tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a new lending office so designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to an Advance; provided that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Secured Party would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the transferor Lender or the Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below.

(e) Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to the Administrative Agent).

(f) If any payment is made by the Borrower (or the Seller on its behalf) to or for the account of any Secured Party after deduction for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 11.03, then, if such Secured Party, in its sole discretion exercised in good faith, determines that it is entitled to a refund of such Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, apply for such refund and reimburse to the Borrower (or the Seller, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred) attributable to the relevant Taxes or Other Taxes and any interest paid by the relevant Governmental Authority with respect to such refund; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Secured Party be required to pay an amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-tax position than the Secured Party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This paragraph (f) shall not be construed to require any Secured Party to make available its tax returns (or any other information related to its taxes that it deems confidential) to the Borrower or any other Person.

(g) (i) Any Secured Party and each Participant that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party and each Participant, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Secured Party or Participant, as the case may be, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.03(g)(ii) below) shall not be required if in the Secured Party’s or Participant’s, as the case may be, reasonable judgment such completion, execution or submission would subject such Secured Party or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party or Participant.

(ii) Without limiting the generality of the foregoing, (i) each Secured Party and each Participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, no later than the Closing Date or, in the case of a Secured Party or Participant which acquires an interest in the Advances in accordance with Section 11.06, the date upon which such Secured Party or Participant which acquires an interest in the Advances, deliver to the Borrower and the Administrative Agent an accurate, complete and signed electronic copy of IRS Form W-9 or successor form, certifying that such Secured Party or Participant is on the date of delivery thereof not subject to United States backup withholding tax and (ii) each Secured Party or Participant that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall, no later than the date upon which such Secured Party or Participant which acquires an interest in the Advances in accordance with Section 11.06, to the extent legally entitled to do so, deliver to the Borrower and the Administrative Agent: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Facility Document, accurate, complete and signed electronic copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; an accurate, complete and signed electronic copy of IRS Form W-8ECI; (3) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall provide (x) a certification substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender (x) is not a bank for purposes of Section 881(c) of the Code, (y) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (z) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) (a “U.S. Tax Compliance Certificate”), and such Non-U.S. Lender agrees that it shall notify the Borrower and the Administrative Agent in the event any such representation is no longer accurate and (y) a IRS Form W-8BEN or IRS Form W-8BEN-E; or (4) to the extent a Non-U.S. Lender is not the beneficial owner, an accurate, complete and signed electronic copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner. Such forms shall be delivered by each Non-U.S. Lender on or before the date it acquires an interest in the Advances and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender shall deliver such forms as promptly as reasonable after receipt of a reasonable request therefor from the Borrower or the Administrative Agent. Notwithstanding any other provision of this Section 11.03, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 11.03(g) that such Non-U.S. Lender is not legally able to deliver. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything in this paragraph (g) to the contrary, any documentation required to be delivered by a Participant shall be delivered to the participating Lender, and such delivery shall satisfy its documentation requirements under this paragraph (g).

(iii) If the Administrative Agent is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement an accurate, complete and signed electronic copy of IRS Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) an accurate, complete and signed electronic copy of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) an accurate, complete and signed electronic copy of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(h) If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any taxing Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 11.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion exercised in good faith, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 11.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Nothing in this Section 11.03 shall be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j) Compliance with FATCA. If a payment made to a Lender or Participant under this Agreement or any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under

FATCA and to determine that such Lender or Participant has complied with such applicable reporting requirements or to determine the amount required to be deducted or withheld under FATCA, if any. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything in this paragraph (j) to the contrary, any documentation required to be delivered by a Participant shall be delivered to the participating Lender, and such delivery shall satisfy its documentation requirements under this paragraph (j).

(k) The Lenders shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender, (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of Taxes pursuant to Section 11.03(a) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l) Each party’s obligations under this Section 11.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Section 11.04 Costs and Expenses; Indemnification.

(a) The Borrower agrees to promptly pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the other Lenders and the Program Support Providers in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of a single counsel for the Administrative Agent, the Lenders and the Program Support Providers taken as a, UCC filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document. Further, the Borrower shall promptly pay on demand (A) all reasonable out-of-pocket costs and expenses (including all reasonable and documented fees, expenses and disbursements of legal counsel (it being understood that such counsel shall be limited to one single counsel for the Administrative Agent, all Lenders and the Program Support Providers taken as a whole, plus any requisite single local counsel (in each jurisdiction in which any enforcement action is pending) for the Administrative Agent, all Lenders and the Program Support Providers taken as a whole) and any auditors and accountants engaged by the Administrative Agent) incurred by the Administrative Agent, the Lenders and the Program Support Providers in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, (B) all reasonable out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Administrative Agent’s security interests in the Collateral, including filing and recording fees, expenses, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all costs and expenses incurred by the Administrative Agent, the Lenders and the Program Support Providers in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Administrative Agent, the Lenders and the Program Support Providers or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Administrative Agent, the Lenders and the Program Support Providers. The undertaking in this Section 11.04 shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Administrative Agent are intended to constitute expenses of administration under any applicable bankruptcy law.

(b) The Borrower agrees to indemnify each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) for any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including the reasonable and documented fees and disbursements of counsel (but limited, in the case of legal fees and expenses of the Indemnified Parties, to one counsel to such Indemnified Parties taken as a whole and any single local counsel (in each jurisdiction in which any enforcement action is pending) for the Indemnified Parties taken as a whole)) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant or obligation by the Borrower or the Seller contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Seller contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) any failure by the Borrower or the Seller to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens solely in the event such failure to vest or delay in vesting is a result of an act or omission of the Borrower, the Seller or the Originator; (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower, the Seller or any Affiliate of the Borrower or the Seller which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, by the Borrower or the Seller of financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Receivable (or the Related Documents evidencing such Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) any Unmatured Event of Default or Event of Default; (xii) the use of proceeds of any Advance; (xiii) any attempt by any person to void or otherwise avoid any transfer of Receivables to the Borrower under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xiv) any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent or any Lender as a result of funding all or any portion of the advances or the acceptance of payments or of Collateral due under the Facility Document and (xv) the failure by the Borrower to pay when due any taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral; provided, that the Borrower shall not be liable (A) for any Liability arising due to the deterioration in the credit quality or market value of the Receivables or other Collateral hereunder or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s fraud, gross negligence or willful misconduct; provided, further, that in no event will the Borrower or the Parent have any liability for any special, exemplary, indirect, punitive or consequential damages (including but not limited to lost profits) in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, further, that this Section 11.04(b) shall not apply to any payment hereunder which relates to taxes, levies, imposts, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto except for taxes, levies, imposts, deductions, charges and withholdings and all liabilities (including penalties, interest and expenses) that arise from a non-tax claim.

(c) All amounts due under this Section 11.04 shall be payable not later than twenty (20) Business Days after written demand therefor accompanied by documentation reasonably evidencing the related Liabilities subject to such demand.

Section 11.05 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but together they shall constitute one and the same instrument. Facsimile and .pdf signatures shall be deemed valid and binding to the same extent as the original and the parties affirmatively consent to the use thereof, with no such consent having been withdrawn. Each party agrees that this Agreement and any documents to be delivered in connection with this Agreement may be executed by means of an electronic signature. Any electronic signatures appearing on this Agreement and such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any electronic signature or faxed, scanned, or photocopied manual signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Section 11.06 Assignability.

(a) Each Lender may, with the consent of the Administrative Agent and the Borrower (in each case not to be unreasonably withheld or delayed), assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that:

(i) the Borrower’s consent to any such assignment shall not be required if the assignee is a Permitted Assignee with respect to such assignor; and

(ii) the Borrower’s consent to any such assignment pursuant to this Section 11.06(a) shall not be required if an Event of Default shall have occurred and is continuing (and has not been waived by the Lenders in accordance with Section 11.01).

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and the applicable tax forms required by Section 11.03(g). For the avoidance of doubt, the parties hereto acknowledge and agree that any Conduit Lender may assign its rights and obligations hereunder and under the Advances to any Program Support Provider or Conduit Assignee (and any such Program Support Provider or Conduit Assignee may assign its rights and obligations hereunder to any Conduit Lender hereunder), in each case, without the consent of the Borrower, the Administrative Agent or any other Person. Notwithstanding any other provision of this Section 11.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank and, in the case of a Conduit Lender, to its program collateral agent or trustee, in each case, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Majority Lenders.

(d) (i) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 11.06(c) and Sections 11.09(b), 11.15 and 11.19. Sections 2.09 and 11.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09 or 11.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the applicable participation.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all Participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advance or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. An Advance may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error.

(e) The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 11.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the Advances maintained by each Lender under this Agreement (and any stated interest thereon). No assignment shall be effective unless it has been recorded in the Register as provided in this Section 11.06(e). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (in respect of such Lender’s Advances or Commitments only) at any reasonable time and from time to time upon reasonable prior notice. An Advance may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and in accordance with this Section 11.06. This Section shall be construed so that the Advances are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(f) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

Section 11.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 11.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.09 Confidentiality. Each Secured Party agrees to keep confidential all non-public information provided to it by the Borrower, the Seller or the Parent with respect to the Borrower, the Seller, or the Parent or any of their respective Affiliates, the Collateral or any other information furnished to any Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (i) to any Secured Party or any Affiliate of a Secured Party, or (ii) any of their respective Affiliates, employees, officers, directors, agents, attorneys, consultants, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to (x) an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section) or (y) in the case of any such recipient that is subject to a legal or professional (the “Advisors”) duty of confidentiality, being informed of the confidential nature of the Borrower Information, (i) to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement and (ii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrower and its obligations, (c) to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative (provided, that such Secured Party, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower to the extent practicable and permitted by law, rule, regulation, judicial process, and governmental and regulatory authority (collectively, “Law”) to do so), (d) in response to any order of any court or other Governmental

Authority or as may otherwise be required or ordered to be disclosed pursuant to any Applicable Law (provided, that such Secured Party shall notify the Borrower promptly thereof, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and permitted by Law), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document, (g) was already lawfully known (without restriction on disclosure) to the Secured Party prior to the information being disclosed by the Borrower, the Seller or the Parent, as applicable, (h) has been rightfully furnished to the Secured Party without restriction on disclosure by a third person lawfully in possession thereof; (i) independently developed by the Secured Party or its representatives, (j) with the Borrower’s consent, (k) on a confidential basis, to any rating agency rating the Advances, or (l) with respect to any Conduit Lender (i) to any rating agency rating the CP of any Conduit Lender or a nationally recognized statistical rating organization in connection with any party’s compliance with Rule 17g-5 promulgated by the U.S. Securities and Exchange Commission, (ii) to any administrative agent, sub-administrative agent, administrator, sub-administrator, administrative trustee, sub-administrative trustee or any entity servicing in a similar capacity for any Conduit Lender and (iii) to any Program Support Provider (including any equity provider to the applicable Conduit Lender), any potential Program Support Provider, any assignee or participant or potential assignee or participant of any Program Support Provider, any program collateral agent or trustee for any Conduit Lender, any provider of credit protection to a Lender or any provider of a hedge for the benefit of a Lender, provided that with respect to the foregoing clauses (l)(i), (ii) and (iii) such recipient from such Conduit Lender is informed of the confidentiality thereof and agree to maintain such confidentiality on the same terms as set forth in this Section 11.09 and each Person shall be responsible for any breach of these section by its Secured Party Representatives and Advisors.

Section 11.10 Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 11.11 Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(e), 2.11, 7.02, 7.06(b), 11.03, 11.04, 11.09, 11.16, 11.18, 11.19, 11.20, 11.21, 11.22 and this Section 11.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 11.12 Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 11.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 11.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).

Section 11.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 11.14 Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02 (other than by email or facsimile). Nothing in this Agreement or any other Facility Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.15 Waiver of Setoff. Each of the Borrower and the Seller hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 11.16 PATRIOT Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested in writing by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act.

Section 11.17 [Reserved].

Section 11.18 Non-Petition.

(a) The Seller, the Parent, the Administrative Agent and each Lender hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments.

(b) Each of the parties hereto hereby covenants and agrees with respect to each Conduit Lender that, prior to the date which is one year and one day (or, if longer, any applicable preference period plus one day) after the payment in full of all outstanding indebtedness of such Conduit Lender (or its related commercial paper issuer), it will not institute against or join any other Person in instituting against such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The foregoing shall not limit the rights of the Borrower, the Seller, the Parent, the Administrative Agent or the Lenders to file any claim in, or otherwise take any action with respect to, any insolvency proceeding instituted against any Conduit Lender by a Person other than the Borrower, the Seller, the Parent, the Administrative Agent or the Lenders, as applicable.

(c) The provisions of this Section 11.18 shall survive the termination of this Agreement.

Section 11.19 Third Party Beneficiary. The Servicer, the Account Bank and the Backup Servicer shall be an express third-party beneficiary of this Agreement with a right to enforce the provisions of Section 9.01 that inure to its benefit. No amendment or change adverse to the Servicer in Section 9.01 or any other section of this Agreement intended for the benefit of the Servicer, or that would result in an increase of the Servicer’s obligations or diminution of its rights under the Servicing Agreement or otherwise, shall be made without the prior written consent of the Servicer.

Section 11.20 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section 11.20, the “Lenders”), may have economic interests that conflict with those of the Borrower, the Seller and the Parent (collectively, solely for purposes of this Section 11.20, the “Credit Parties”), their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) neither the Administrative Agent nor Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto)

or the process leading thereto (irrespective of whether the Administrative Agent or any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Facility Documents and (y) the Administrative Agent and each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that the Administrative Agent or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 11.21 Excess Funds. Notwithstanding any provision contained in this Agreement to the contrary, other than in connection with the obligation to fund Borrowings in accordance herewith if such Conduit Lender has a Commitment hereunder, no Conduit Lender shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its CP when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue CP to refinance all of its outstanding CP (assuming such outstanding CP matured at such time) in accordance with the program documents governing such Conduit Lender’s commercial paper program or (y) all of such Conduit Lender’s CP are paid in full. Any amount which a Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above.

Section 11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.23 Risk Retention. The Seller represents, warrants, covenants and agrees that, at all times prior to the termination of this Agreement, except as otherwise authorized by each Affected Person that is subject to the Securitisation Regulation, on an ongoing basis, that:

(a) it will retain and hold a material net economic interest in the Receivables in an amount not less than 5% of the aggregate nominal value of the Receivables measured as of each Borrowing Date (the “Retained Interest”) in the form of a first loss position as referred to in paragraph (d) of Article 6(3) of the Securitisation Regulation by owning, initially, 100% of the Equity Interests of the Borrower, and will be entitled to any Collections remaining after the payment in full of each of the foregoing items in Section 9.01(a);

(b) it will not, and will not permit any of its Affiliates to, (i) change the manner or form in which it retains the Retained Interest or (ii) subject such Equity Interests or the Retained Interest to credit risk mitigation or any other hedge, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, in a manner which would be contrary to the Securitisation Regulation;

(c) it (i) was not established for, and does not operate for, the sole purpose of securitizing exposures, (ii) has assets, securities and other investments excluding the Retained Interest, and (iii) has the capacity to meet its general payment obligations through resources other than the Retained Interest;

(d) it will promptly, upon written request by the Administrative Agent (which may be in electronic form) and at the written direction of and on behalf of the Lenders, provide, or cause to be provided, such information as may be reasonably required by any Affected Person to satisfy its obligations under the Securitisation Regulation, but only if such information is in its possession or that of its Affiliates and to the extent it can provide that information without breaching a legal or contractual duty of confidentiality, and in each case, subject to the provisions of Section 11.09 hereof;

(e) it will (i) promptly, and in any event within five (5) Business Days, notify, or cause to be notified, the Administrative Agent in the event that it fails to comply with paragraphs (a) and (b) above in any material way and (ii) promptly notify, or cause to be notified, the Administrative Agent of any material breach of any of its covenants or representations contained in this Section 11.23; and

(f) it will, in each Monthly Report, confirm and represent (i) that it continues to hold the Retained Interest on an on-going basis and (ii) that it has not entered into credit risk mitigation, short positions, any other hedges or transfers with respect to the Retained Interest except as would be permitted by the Securitisation Regulation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPASS CONCIERGE SPV I, LLC, as Borrower

By:	/s/ Kristen Ankerbrandt
Name: Kristen Ankerbrandt
Title: Chief Financial Officer

COMPASS CONCIERGE, LLC, as Seller

By:	/s/ Kristen Ankerbrandt
Name: Kristen Ankerbrandt
Title: Chief Financial Officer

[Signature Page to Revolving Credit and Security Agreement (Compass)]

BARCLAYS BANK PLC, as Administrative Agent and as a Lender

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	Director

[Signature Page to Revolving Credit and Security Agreement (Compass)]

SCHEDULE 1

COMMITMENTS AND PERCENTAGES

LENDER	COMMITMENT	PERCENTAGE
Barclays Bank PLC	$75,000,000.00	100%
TOTAL COMMITMENTS	$75,000,000.00	100%

SCHEDULE 2

[RESERVED]

SCHEDULE 3

NOTICE INFORMATION

If to the Administrative Agent or any Lender:	Barclays Bank PLC 745 Seventh Avenue 5th Floor New York, NY 10019 Attention: Securitized Products Origination Tel: E-mail:;

If to the Borrower:	Compass Concierge SPV I, LLC c/o Compass Concierge, LLC 90 Fifth Avenue, 3rd Floor New York, New York 10011 Attention: Legal Team Telephone: Email:

If to the Seller:	Compass Concierge, LLC 90 Fifth Avenue, 3rd Floor New York, New York 10011 Attention: Legal Team Telephone: Email:

If to the Parent:	Urban Compass, Inc. 90 Fifth Avenue, 3rd Avenue New York, New York 10011 Attention: Legal Team Telephone: Email:

SCHEDULE 4

BORROWER ACCOUNT DETAILS

Collection Account	JPMorgan Chase Bank, N.A. ABA#: Account#: SWIFT Code:

Reserve Account	JPMorgan Chase Bank, N.A. ABA#: Account#: SWIFT Code:

G-0